Exhibit 99.3

    The following “Business” section should be read in conjunction with our consolidated financial statements included in “Item 8.  Financial Statements and Supplementary Data.”  Any references to Notes in the following “Business” section refer to the Notes to Consolidated Financial Statements included in “Item 8.  Financial Statements and Supplementary Data” (attached as Exhibit 99.1 to this Report).

    As further discussed in Note 13 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" (attached as Exhibit 99.1 to this Report), our consolidated financial statements for all periods presented herein have been updated to retrospectively reflect the reorganization of our reportable segments resulting from the merger transaction with Pride International, Inc. (the "Merger") completed on May 31, 2011, pursuant to which Pride International became an indirect, wholly-owned subsidiary of Ensco plc.  This filing includes updates only to the portions of Item 1, Item 7 and Item 8 of the Form 10-K that specifically relate to the updated segment disclosures resulting from the Merger and reorganization and does not otherwise modify or update any other disclosures set forth in the Form 10-K.

Item 1.  Business

General

    Ensco plc is a global offshore contract drilling company. As of February 15, 2011, our offshore rig fleet included 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig.  Additionally, we have three ultra-deepwater semisubmersible rigs and two ultra-high specification harsh environment jackup rigs under construction.

    We are one of the leading providers of offshore contract drilling services to the international oil and gas industry. Our operations are concentrated in the geographic regions of Asia Pacific (which includes Asia, the Middle East and Australia), Europe and Africa, and North and South America. Unless the context requires otherwise, the terms "Ensco," "Company," "we," "us" and "our" refer to Ensco plc together with all subsidiaries and predecessors.

    We provide drilling services on a "day rate" contract basis. Under day rate contracts, we provide a drilling rig and rig crews and receive a fixed amount per day for drilling a well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, our customers may pay all or a portion of the cost of moving our equipment and personnel to and from the well site. We do not provide "turnkey" or other risk-based drilling services.

    We have assembled one of the largest and most capable offshore drilling rig fleets in the world. We have grown our fleet through corporate acquisitions, rig acquisitions and new rig construction. A total of 27 jackup rigs in our current fleet were obtained through the acquisitions of Penrod Holding Corporation during 1993, Dual Drilling Company during 1996 and Chiles Offshore Inc. during 2002. During 2000, we completed construction of ENSCO 101, a harsh environment jackup rig, and ENSCO 7500, a dynamically positioned ultra-deepwater semisubmersible rig capable of drilling in water depths of up to 8,000 feet.

    During 2004 and 2005, we acquired full ownership of ENSCO 102, a harsh environment jackup rig, and ENSCO 106, an ultra-high specification jackup rig. Both rigs were initially constructed through joint ventures with Keppel FELS Limited ("KFELS"), a major international shipyard. During 2006 and 2007, we completed construction of ENSCO 107 and ENSCO 108, respectively, both of which are ultra-high specification jackup rigs. During 2010, we acquired an ultra-high specification jackup rig constructed in 2008 and renamed the rig ENSCO 109.  In February 2011, we entered into agreements with KFELS to construct two ultra-high specification harsh environment jackup rigs which are currently uncontracted and scheduled for delivery during the first and second half of 2013, respectively.

    We previously contracted KFELS to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®" rigs) based on our proprietary design. The ENSCO 8500 Series® rigs are enhanced versions of ENSCO 7500 capable of drilling in up to 8,500 feet of water. ENSCO 8500 and ENSCO 8501 were delivered in September 2008 and June 2009, respectively, and commenced drilling operations in the U.S. Gulf of Mexico under long-term contracts during 2009. ENSCO 8502 was delivered in January 2010 and commenced drilling operations in the U.S. Gulf of Mexico under a short-term sublet agreement during the fourth quarter of 2010. ENSCO 8503 was delivered in September 2010 and is expected to commence drilling operations in French Guiana under a short-term sublet agreement during the first quarter of 2011. ENSCO 8502 and ENSCO 8503 are expected to commence drilling operations in the U.S. Gulf of Mexico under two-year contracts during 2011.  ENSCO 8504, ENSCO 8505 and ENSCO 8506 currently are uncontracted and expected to be delivered during the third quarter of 2011 and the first and second half of 2012, respectively.

    Our business strategy has been to focus on ultra-deepwater semisubmersible rig and premium jackup rig operations and de-emphasize other operations and assets considered to be non-core or that do not meet our standards for financial performance. Accordingly, we sold our marine transportation service vessel fleet, two platform rigs and two barge rigs during 2003. We sold one jackup rig and two platform rigs to KFELS during 2004 in connection with the execution of the ENSCO 107 construction agreement. We disposed of five barge rigs and one platform rig during 2005 and our last remaining platform rig during 2006. We also sold three jackup rigs located in the Asia Pacific region and one jackup rig located in the North America region during 2010.

    Our predecessor, ENSCO International Incorporated ("Ensco Delaware"), was formed as a Texas corporation during 1975 and reincorporated in Delaware during 1987.  In December 2009, we completed the reorganization of the corporate structure of the group of companies controlled by Ensco Delaware, pursuant to which an indirect, wholly-owned subsidiary merged with Ensco Delaware, and Ensco plc became our publicly-held parent company incorporated under English law (the "redomestication"). In connection with the redomestication, each issued and outstanding share of common stock of Ensco Delaware was converted into the right to receive one American depositary share ("ADS" or "share"), each representing one Class A ordinary share, par value U.S. $0.10 per share, of Ensco plc. Our ADSs are governed by a deposit agreement with Citibank, N.A. as depositary and trade on the New York Stock Exchange (the "NYSE") under the symbol "ESV," the symbol for Ensco Delaware common stock before the redomestication.

    The redomestication was accounted for as an internal reorganization of entities under common control and, therefore, Ensco Delaware's assets and liabilities were accounted for at their historical cost basis and not revalued in the transaction. We remain subject to the U.S. Securities and Exchange Commission (the "SEC") reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles ("GAAP"). We also must comply with additional reporting requirements of English law.

    Our principal executive office is located at 6 Chesterfield Gardens, London W1J5BQ, England, United Kingdom, and our telephone number is +44 (0) 7659 4660.  Our website is located at www.enscoplc.com.

Pending Merger with Pride

    On February 6, 2011, Ensco plc entered into an Agreement and Plan of Merger with Pride International, Inc., a Delaware corporation (“Pride”), Ensco Delaware, and ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of Ensco (“Merger Sub”). Pursuant to the merger agreement and subject to the conditions set forth therein, Merger Sub will merge with and into Pride, with Pride as the surviving entity and an indirect, wholly-owned subsidiary of Ensco.  As a result of the merger, each outstanding share of Pride’s common stock (other than shares of common stock held directly or indirectly by Ensco, Pride or any wholly-owned subsidiary of Ensco or Pride (which will be cancelled as a result of the merger), those shares with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn and other shares held by certain U.K. residents if determined by Ensco) will be converted into the right to receive $15.60 in cash and 0.4778 Ensco ADSs. Under certain circumstances, U.K. residents may receive all cash consideration as a result of compliance with legal requirements.

    We estimate that the total consideration to be delivered in the merger to be approximately $7,400.0 million, consisting of $2,800.0 million of cash, the delivery of approximately 86.0 million Ensco ADSs (assuming that no Pride employee stock options are exercised before the closing of the merger) with an aggregate value of $4,550.0 million based on the closing price of Ensco ADSs of $52.88 on February 15, 2011 and the estimated fair value of $45.0 million of Pride employee stock options assumed by Ensco.  The value of the merger consideration will fluctuate based upon changes in the price of Ensco ADSs and the number of shares of Pride common stock and employee options outstanding on the closing date. The merger agreement and the merger were approved by the respective Boards of Directors of Ensco and Pride.  Consummation of the merger is subject to the approval of the shareholders of Ensco and the stockholders of Pride, regulatory approvals and the satisfaction or waiver of various other conditions as more fully described in the merger agreement.  Subject to receipt of required approvals, it is anticipated that the closing of the merger will occur during the second quarter of 2011.

Contract Drilling Operations

      In connection with the Merger and resulting management reorganization, we evaluated our then-current core assets and operations and organized them into three segments based on water depth operating capabilities. Accordingly, we now consider our business to consist of three reportable segments: (1) Deepwater, which consists of our rigs capable of drilling in water depths of 4,500 feet or greater, (2) Midwater, which consists of our semisubmersible rigs capable of drilling in water depths of 4,499 feet or less and (3) Jackup, which consists of our jackup rigs capable of operating in water depths up to 400 feet. Each of our three reportable segments provides one service, contract drilling.  We engage in the drilling of offshore oil and natural gas wells by providing our drilling rigs and crews under contracts with major international, government-owned and independent oil and gas companies.

    We currently own and operate 40 jackup rigs, five ultra-deepwater semisubmersible rigs and one barge rig. Of the 40 jackup rigs, 17 are located in the Asia Pacific Rim region, 10 are located in the Europe and Mediterranean region and 13 are located in the North America region.

    Our ENSCO 7500 ultra-deepwater semisubmersible rig is undergoing an enhancement project in a shipyard in Singapore and is expected to commence drilling operations in Brazil under a two-and-a-half year contract during the third quarter of 2011.  ENSCO 8500 and ENSCO 8501 are operating under long-term contracts in the U.S. Gulf of Mexico.  ENSCO 8502 was delivered in January 2010 and commenced drilling operations in the U.S. Gulf of Mexico under a short-term sublet agreement during the fourth quarter of 2010. ENSCO 8503 was delivered in September 2010 and is expected to commence drilling operations in French Guiana under a short-term sublet agreement during the first quarter of 2011. ENSCO 8502 and ENSCO 8503 are expected to commence drilling operations in the U.S. Gulf of Mexico under two-year contracts during 2011.

    In addition, we have three uncontracted ultra-deepwater semisubmersible rigs and two uncontracted ultra-high specification harsh environment jackup rigs under construction by KFELS at a shipyard in Singapore. The rigs are scheduled for delivery during the third quarter of 2011, the first and second half of 2012 and the first and second half of 2013, respectively.  Our barge rig is currently stacked in Singapore.

    Our drilling rigs are used to drill and complete oil and natural gas wells. Demand for our drilling services is based upon many factors which are beyond our control, including:

•	market price of oil and natural gas and the stability thereof,
•	production levels and related activities of the Organization of Petroleum Exporting Countries ("OPEC") and other oil and natural gas producers,
•	global oil supply and demand,
•	regional natural gas supply and demand,
•	worldwide expenditures for offshore oil and natural gas drilling,
•	long-term effect of worldwide energy conservation measures,
•	applicable regulatory and legislative restrictions,
•	the development and use of alternatives to hydrocarbon-based energy sources, and
•	worldwide economic activity.

    Our drilling contracts are the result of negotiations with our customers, and most contracts are awarded upon competitive bidding. Our drilling contracts generally contain the following commercial terms:

•	contract duration extending over a specific period of time or a period necessary to drill one or more wells,
•	term extension options in favor of our customer, generally exercisable upon advance notice to us, at mutually agreed, indexed or fixed rates,
•
provisions permitting early termination of the contract (i) if the rig is lost or destroyed or (ii) by the customer if operations are suspended for a specified period of time due to breakdown of major rig equipment, unsatisfactory performance, "force majeure" events beyond the control of either party or other specified conditions,

•
some of our drilling contracts permit early termination of the contract by the customer for convenience (without cause), generally exercisable upon advance notice and in some cases without making an early termination payment to us,

•
payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a "day work" basis such that we receive a fixed amount for each day ("day rate") that the drilling unit is operating under contract (lower rates or no payments ("zero rate") generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control),

•	payment by us of the operating expenses of the drilling unit, including crew labor and incidental rig supply costs, and
•	provisions in term contracts allowing us to recover certain labor and other operating cost increases from our customers through day rate adjustment or otherwise.

    Financial information regarding our reclassified operating segments and geographic regions is presented in Note 13 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data."  Additional financial information regarding our reclassified operating segments is presented in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

Backlog Information

    Our contract drilling backlog reflects firm commitments, typically represented by signed drilling contracts, and was calculated by multiplying the contracted operating day rate by the firm contract period. The contracted operating day rate excludes certain types of non-recurring revenues for rig mobilization, demobilization, contract preparation and other customer reimbursables.

    The following table summarizes our contract backlog of business as of February 1, 2011 and 2010 (in millions):

	2011(1)	2010(1)

Deepwater	$1,723.4	$1,689.9
Midwater(2)	--	--
Jackup	1,345.3	1,265.2
Total	$3,068.7	$2,955.1

(1)	Backlog includes revenues realized during January of the respective year.
(2)	In May 2011, midwater rigs were acquired in connection with the Merger. Therefore, our rig fleet did not consist of midwater rigs as of February 1, 2011 and 2010.

    Our Deepwater backlog increased by $33.5 million primarily due to a new ENSCO 7500 contract entered into in early 2011, mostly offset by revenues realized during 2010.  Our Jackup backlog increased by $80.1 million primarily due to an extension of the current ENSCO 102 contract through May 2016 and incremental tender activity in the Europe and Mediterranean region, mostly offset by revenues realized on our long-term contracts in Mexico and limited tender activity in the Asia Pacific Rim.  The table summarizes our annual backlog by reportable segment as of February 1, 2011 (in millions):

	2011 (1)	2012	2013	2014 and Beyond	Total

Deepwater	$ 535.5	$731.8	$428.3	$27.8	$1,723.4
Midwater(2)	--	--	--	--	--
Jackup	834.2	257.8	74.2	179.1	1,345.3
Total	$1,369.7	$989.6	$502.5	$206.9	$3,068.7

(1)	Backlog for the year ended December 31, 2011 includes revenues realized during January 2011.
(2)	In May 2011, midwater rigs were acquired in connection with the Merger. Therefore, our rig fleet did not consist of midwater rigs as of February 1, 2011.

    Our drilling contracts generally contain provisions permitting early termination of the contract (i) if the rig is lost or destroyed or (ii) by the customer if operations are suspended for a specified period of time due to breakdown of major rig equipment, unsatisfactory performance, "force majeure" events beyond the control of either party or other specified conditions.  In addition, some of our drilling contracts permit early termination of the contract by the customer for convenience (without cause), generally exercisable upon advance notice to us and in some cases without making an early termination payment to us.  There can be no assurances that our customers will be able to or willing to fulfill their contractual commitments to us.  Therefore, revenues recorded in future periods could differ materially from the backlog amounts presented in the table above.

Major Customers

    We provide our contract drilling services to major international, government-owned and independent oil and gas companies. During 2010, Chevron and Petróleos Mexicanos ("PEMEX") represented 14% and 11% of our consolidated revenues, respectively, and our five largest customers accounted for 43% of consolidated revenues in the aggregate.

Competition

    The offshore contract drilling industry is highly competitive with numerous industry participants. Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which contractor is awarded a contract, although quality of service, operational and safety performance, equipment suitability and availability, location of equipment, reputation and technical expertise are also factors. We have numerous competitors in the offshore contract drilling industry, several of which are larger and have greater resources than us.

Governmental Regulation

    Our operations are affected by political developments and by laws and regulations that relate directly to the oil and gas industry, including laws and regulations that have or may impose increased financial responsibility and oil spill abatement contingency plan capability requirements.  Accordingly, we will be directly affected by the approval and adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas for economic, environmental, safety or other policy reasons. It is also possible that these laws and regulations could adversely affect our operations in the future by significantly increasing our operating costs.

Environmental Matters

    Our operations are subject to laws and regulations controlling the discharge of materials into the environment, pollution, contamination and hazardous waste disposal or otherwise relating to the protection of the environment. Environmental laws and regulations specifically applicable to our business activities could impose significant liability on us for damages, clean-up costs, fines and penalties in the event of oil spills or similar discharges of pollutants or contaminants into the environment or improper disposal of hazardous waste generated in the course of our operations, which may not be covered by contractual indemnification or insurance and could have a material adverse effect on our financial position, operating results and cash flows. To date, such laws and regulations have not had a material adverse effect on our operating results, and we have not experienced an accident that has exposed us to material liability arising out of or relating to discharges of pollutants into the environment.  However, the legislative and regulatory response to the BP Macondo well incident could substantially increase our customers' liabilities in respect of oil spills and also could increase our liabilities.  In addition to potential increased liabilities, such legislative or regulatory action could impose increased financial, insurance or other requirements that may adversely impact the entire offshore drilling industry.

    The International Convention on Oil Pollution Preparedness, Response and Cooperation, the U.K. Merchant Shipping Act 1995, the U.K. Merchant Shipping (Oil Pollution Preparedness, Response and Cooperation Convention) Regulations 1998 and other related legislation and regulations and the Oil Pollution Act of 1990 ("OPA 90"), as amended, and other U.S. federal statutes applicable to us and our operations, as well as similar statutes in Texas, Louisiana, other coastal states and other non-U.S. jurisdictions, address oil spill prevention and control and significantly expand liability, fine and penalty exposure across many segments of the oil and gas industry. Such statutes and related regulations impose a variety of obligations on us related to the prevention of oil spills, disposal of waste and liability for resulting damages. For instance, OPA 90 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs as well as a variety of fines, penalties and damages. Similar environmental laws apply in our other areas of operation. Failure to comply with these statutes and regulations, including OPA 90, may subject us to civil or criminal enforcement action, which may not be covered by contractual indemnification or insurance and could have a material adverse effect on our financial position, operating results and cash flows.

    Events in recent years, including the BP Macondo well incident, have heightened governmental and environmental concerns about the oil and gas industry. From time to time, legislative proposals have been introduced that would materially limit or prohibit offshore drilling in certain areas.  We are adversely affected by restrictions on drilling in certain areas of the U.S. Gulf of Mexico and elsewhere, including the conditions for lifting the recent moratorium/suspension in the U.S. Gulf of Mexico, the adoption of associated new safety requirements and policies regarding the approval of drilling permits, restrictions on development and production activities in the U.S. Gulf of Mexico and associated Notices to Lessees ("NTLs") that have and may further impact our operations.  If new laws are enacted or other government action is taken that restrict or prohibit offshore drilling in our principal areas of operation or impose environmental protection requirements that materially increase the liabilities, financial requirements or operating or equipment costs associated with offshore drilling, exploration, development or production of oil and natural gas, our financial position, operating results and cash flows could be materially adversely affected.

Non-U.S. Operations

    Revenues from non-U.S. operations were 75%, 86% and 79% of our total consolidated revenues during 2010, 2009 and 2008, respectively. Our non-U.S. operations and shipyard rig construction and enhancement projects are subject to political, economic and other uncertainties, including:

•	terrorist acts, war and civil disturbances,
•	expropriation, nationalization, deprivation or confiscation of our equipment,
•	expropriation or nationalization of a customer's property or drilling rights,
•	repudiation or nationalization of contracts,
•	assaults on property or personnel,
•	piracy, kidnapping and extortion demands,
•	exchange restrictions,
•	currency fluctuations,
•	changes in the manner or rate of taxation,
•	limitations on our ability to recover amounts due,
•	increased risk of government and/or vendor/supplier corruption,
•	changes in political conditions, and
•	changes in monetary policies.

    We historically have maintained insurance coverage and obtained contractual indemnities that protect us from some, but not all, of the risks associated with our non-U.S. operations such as nationalization, deprivation, confiscation, political and war risks. However, there can be no assurance that any particular type of contractual or insurance protection will be available in the future or that we will be able to purchase our desired level of insurance coverage at commercially feasible rates.  Moreover, we may initiate a self-insurance program through one or more captive insurance subsidiaries.  In circumstances where we have insurance protection for some or all of the risks associated with non-U.S. operations, such insurance may be subject to cancellation on short notice, and it is unlikely that we will be able to remove our rig or rigs from the affected area within the notice period. Accordingly, a significant event for which we are uninsured, underinsured or self-insured, or for which we have not received an enforceable contractual indemnity from a customer, could cause a material adverse effect on our financial position, operating results and cash flows.

    We are subject to various tax laws and regulations in substantially all of the countries in which we operate or have a legal presence. We evaluate applicable tax laws and employ various business structures and operating strategies to obtain the optimal level of taxation on our revenues, income, assets and personnel. Actions by tax authorities that impact our business structures and operating strategies, such as changes to tax treaties, laws and regulations, or the interpretation or repeal of same, adverse rulings in connection with audits or otherwise or other challenges, may substantially increase our tax expense.

    Our non-U.S. operations also face the risk of fluctuating currency values, which can impact our revenues, operating costs and capital expenditures. We currently conduct contract drilling operations in certain countries that have experienced substantial fluctuations in the value of their currency compared to the U.S. dollar. In addition, some of the countries in which we operate have occasionally enacted exchange controls. Historically, these risks have been limited by invoicing and receiving payment in U.S. dollars (our functional currency) or freely convertible currency and, to the extent possible, by limiting acceptance of foreign currency to amounts which approximate our expenditure requirements in such currencies. However, there is no assurance that our contracts will contain such terms in the future.

    A portion of the costs and expenditures incurred by our non-U.S. operations, including a portion of the construction payments for our ENSCO 8500 Series® rigs, are settled in local currencies, exposing us to risks associated with fluctuation in the value of these currencies relative to the U.S. dollar. We use foreign currency forward contracts to reduce this exposure. However, the relative weakening in the value of the U.S. dollar in relation to the local currencies in these countries may increase our costs and expenditures.

    Our non-U.S. operations are also subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the operation of drilling rigs and the requirement for equipment thereon. Governments in some countries have become increasingly active in regulating and controlling the ownership of oil, natural gas and mineral concessions and companies holding concessions, the exploration of oil and natural gas and other aspects of the oil and gas industry in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil and/or natural gas price volatility. In some areas of the world, government activity has adversely affected the amount of exploration and development work performed by major international oil and gas companies and may continue to do so. Moreover, certain countries accord preferential treatment to local contractors or joint ventures, which can place us at a competitive disadvantage. There can be no assurance that such laws and regulations or activities will not have a material adverse effect on our future operations.

Executive Officers

    The table below sets forth certain information regarding our principal officers including our executive officers:

Name	Age	Position

Daniel W. Rabun	56	Chairman, President and Chief Executive Officer

William S. Chadwick, Jr.	63	Executive Vice President - Chief Operating Officer

John Mark Burns	54	Senior Vice President

Patrick Carey Lowe	52	Senior Vice President

James W. Swent III	60	Senior Vice President - Chief Financial Officer

David A. Armour	53	Vice President - Finance

John Knowlton	51	Vice President - Engineering and Capital Projects

H. E. Malone, Jr.	67	Vice President and Assistant Secretary

Cary A. Moomjian, Jr.	63	Vice President, General Counsel and Secretary

Sean P. O'Neill	47	Vice President - Investor Relations

Michael K. Wiley	51	Vice President - Human Resources and Security

Michael B. Howe	44	Treasurer

Douglas J. Manko	36	Controller and Assistant Secretary

    Set forth below is certain additional information on our executive officers, including the business experience of each executive officer for at least the last five years:

    Daniel W. Rabun joined Ensco in March 2006 as President and as a member of the Board of Directors. Mr. Rabun was appointed to serve as the Company's Chief Executive Officer effective January 1, 2007 and elected Chairman of the Board of Directors in May 2007. Prior to joining the Company, Mr. Rabun was a partner at the international law firm of Baker & McKenzie LLP where he had practiced law since 1986, except for one year when he served as Vice President, General Counsel and Secretary of a company in Dallas, Texas. Mr. Rabun provided legal advice and counsel to us for over fifteen years before joining the Company and served as one of our directors during 2001. He has been a Certified Public Accountant since 1976 and a member of the Texas Bar since 1983. He holds a Bachelor of Business Administration Degree in Accounting from the University of Houston and a Juris Doctorate Degree from Southern Methodist University.

    William S. Chadwick, Jr. joined Ensco in June 1987 and was elected to his current position of Executive Vice President - Chief Operating Officer effective January 1, 2006. Prior to his current position, Mr. Chadwick served the Company as Senior Vice President - Operations, Senior Vice President, Member - Office of the President and Chief Operating Officer and Vice President - Administration and Secretary. Mr. Chadwick holds a Bachelor of Science Degree in Economics from the Wharton School of the University of Pennsylvania.

    John Mark Burns joined Ensco in June 2008 and was elected to his current position of Senior Vice President in December 2009.  Mr. Burns is now responsible for Ensco's worldwide fleet of premium jackup rigs.  Prior to his current position, Mr. Burns served as President of ENSCO Offshore International Company, a subsidiary of the Company. Prior to joining Ensco, Mr. Burns served in various international capacities with Noble Corporation (a leading offshore drilling contractor) and most recently served as Vice President & Division Manager responsible for offshore units located in the Gulf of Mexico.  In 2007, Mr. Burns was named IADC Drilling Contractor of the Year.  Mr. Burns holds a Bachelor of Arts Degree in Business and Political Science from Sam Houston State University.

    Patrick Carey Lowe joined Ensco in August 2008 as Senior Vice President.  His responsibilities include the Deepwater Business Unit, capital projects and engineering.  Prior to joining Ensco, Mr. Lowe was Vice President - Latin America for Occidental Oil & Gas (one of the world's largest independent oil and natural gas producers). He also served as President & General Manager, Occidental Petroleum of Qatar Ltd. from 2001 to 2007. Mr. Lowe held various drilling-related management positions with Sedco Forex and Schlumberger Oilfield Services from 1980 to 2000, including Business Manager - Drilling, North and South America and General Manager - Oilfield Services, Saudi Arabia, Bahrain and Kuwait. Following Schlumberger, he was associated with a business-to-business e-procurement company until he joined Occidental during 2001. Mr. Lowe holds a Bachelor of Science Degree in Civil Engineering from Tulane University.

    James W. Swent III joined Ensco in July 2003 and thereupon was elected to his current position of Senior Vice President - Chief Financial Officer. Mr. Swent previously held various financial executive positions in the information technology, telecommunications and manufacturing industries, including positions with Memorex Corporation and Nortel Networks. He served as Chief Financial Officer and Chief Executive Officer of Cyrix Corporation from 1996 to 1997 and Chief Financial Officer and Chief Executive Officer of American Pad and Paper Company from 1998 to 2000. Prior to joining the Company, Mr. Swent served as Co-Founder and Managing Director of Amrita Holdings, LLC. Mr. Swent holds a Bachelor of Science Degree in Finance and a Masters Degree in Business Administration from the University of California at Berkeley.

    David A. Armour joined Ensco in October 1990 and was elected to his current position of Vice President - Finance in September 2008. Prior to his current position, Mr. Armour served the Company as Assistant Controller and Controller. From 1981 to 1990, Mr. Armour served in various capacities as an employee of the public accounting firm Deloitte & Touche LLP and its predecessor firm Touche Ross & Co. Mr. Armour holds a Bachelor of Business Administration Degree from The University of Texas at Austin.

    John Knowlton joined the Company in June 1998 and was elected to his current position of Vice President – Engineering & Capital Projects in July 2010. Prior to his current position, Mr. Knowlton served the Company as General Manager – North & South America, Operations Manager – Asia Pacific Rim, and Operations Manager overseeing the construction and operation of the Company’s first ultra-deepwater semisubmersible ENSCO 7500. Before joining the Company, Mr. Knowlton served in various domestic and international capacities with Ocean Drilling & Exploration Company and Diamond Offshore Drilling, Inc. Mr. Knowlton holds a Bachelor of Science Degree in Civil Engineering from Tulane University.

    H. E. Malone, Jr. joined Ensco in August 1987 and was elected to his current position of Vice President and Assistant Secretary in December 2009. Prior to his current position, Mr. Malone served as Vice President - Finance (International), Vice President - Finance, Vice President - Accounting, Tax and Information Systems and Vice President - Controller. Mr. Malone holds Bachelor of Business Administration Degrees from The University of Texas at Austin and Southern Methodist University and a Masters of Business Administration Degree from the University of North Texas.

    Cary A. Moomjian, Jr. joined Ensco in January 2002 and thereupon was elected to his current position of Vice President, General Counsel and Secretary. Mr. Moomjian has over thirty years of experience in the contract drilling industry.  From 1976 to 2001, Mr. Moomjian served in various management and executive capacities as an employee of Santa Fe International Corporation, including Vice President, General Counsel and Secretary from 1993 to 2001. Mr. Moomjian was admitted to the California Bar during 1972 and to the Texas Bar during 1994. He holds a Bachelor of Arts Degree from Occidental College and a Juris Doctorate Degree from Duke University School of Law.

    Sean P. O'Neill joined the Company in May 2009 as Vice President-Investor Relations. Prior to joining Ensco, Mr. O'Neill had served as Senior Vice President, Investor Relations and Corporate Communications of First Industrial Realty Trust, Inc., an owner and operator of industrial real estate and provider of supply chain solutions to multinational corporations and regional customers, since 2004. Mr. O'Neill previously held similar positions at two Fortune 500 companies and was Managing Director of Strategic Investor Relations Consulting at Thomson Financial (Thomson Reuters). Mr. O'Neill holds a Bachelor of Science Degree in Finance from Fairfield University and a Masters of Business Administration Degree from DePaul University, Kellstadt Graduate School of Business. Mr. O'Neill is also a member of DePaul University's Finance Advisory Board.

    Michael K. Wiley joined the Company in 1993 as part of Ensco’s acquisition of Penrod and was elected to his current position of Vice President-Human Resources and Security in July 2010. Mr. Wiley has 29 years of combined service time which includes assignments in a variety of disciplines including human resources, finance and accounting while in Singapore and Dallas. Mr. Wiley holds a Bachelor of Business Administration Degree from Texas State University.

    Michael B. Howe joined Ensco in February 2009 as Treasurer. Prior to joining the Company, Mr. Howe was an employee of Devon Energy Corp. (the largest U.S. based independent oil and natural gas producer) where he had served as Assistant Treasurer since 2002. Mr. Howe previously held positions in various capacities at Enron Corp., BG Group PLC and Arthur Andersen. Mr. Howe holds a Bachelor of Science Degree in Accounting from Oklahoma State University and a Masters of Business Administration Degree from The University of Texas at Austin.

    Douglas J. Manko joined Ensco in May 2004 and was elected to his current position of Controller and Assistant Secretary in December 2009. Prior to his current position, Mr. Manko served as Controller, Director - Management Systems and Manager - Accounting Public Reporting. From 1996 to 2004, Mr. Manko served in various capacities as an employee of the public accounting firm Ernst & Young LLP. Mr. Manko holds a Bachelor of Arts Degree in Business Administration from Baldwin Wallace College.

    Officers generally serve for a one-year term or until successors are elected and qualified to serve.

Employees

    We employed 3,725 personnel worldwide as of February 1, 2011, of which 2,752 were full-time employees. The majority of our personnel work on rig crews and are compensated on an hourly basis.

Available Information

    Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports that we file or furnish to the SEC in accordance with the Securities Exchange Act of 1934, as amended, are available on our website at www.enscoplc.com. These reports are also available in print without charge by contacting our Investor Relations Department at 214-397-3045 as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website is not included as part of, or incorporated by reference into, this report.

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